                                                                      Exhibit 99

                            [VillageEDOCS Letterhead]

FOR IMMEDIATE RELEASE

   VillageEDOCS Announces Conversion to Equity of $2 Million in Notes Payable

TUSTIN, California -May 28, 2002 - VillageEDOCS, (OTCBB: VEDO - news:
                                                         ----
www.villageedocs.com) announced today that on May 15, 2002 it received notice from the holders of $2,039,245 in convertible secured promissory notes payable (the "Noteholders") of their intent to convert the principal amount of their notes to 15,686,502 shares of VillageEDOCS restricted common stock. Per the terms of the convertible secured promissory notes, the conversion price is $0.13 per share, which is the average of the Company's common stock closing bid price on the Over The Counter Bulletin Board for the ten consecutive trading days prior to May 15, 2002.

On May 9, 2002, the Noteholders had agreed to extend the due dates of $2,039,245 in convertible promissory notes and to provide up to $610,000 in debt financing during 2002 in exchange for a security interest and other modifications to the convertible promissory notes as described in the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2002.

As a result of the conversion, the Noteholders will hold shared voting and shared dispositive power over fifty-two percent (52%), or 18,471,502 shares, of the Registrant's common stock.

About VillageEDOCS

Founded in 1995, VillageEDOCS provides Internet-enabled, business-to-business document delivery services for organizations with mission-critical needs. VillageEDOCS offers the users the ability to slash capital investments and ongoing costs with its serverless desktop solution. The company's computer-based fax services offer a host of features: fax to e-mail and e-mail to fax message conversion technology, automatic retries, monitoring of receipt, ease of document manipulation, enhanced message security, and effortless document transmission.

                                      # # #

VillageEDOCS is headquartered in Tustin, CA and can be reached at 714.734.1030,
Fax: 714.734.1040, email: info@villageEDOCS.com, Website: www.villageedocs.com.
                          ----------------------          ---------------------

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein. These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in the Company's SEC reports, of which many are beyond the control of the Company. The Company assumes no obligation to update or alter the information in this news release. Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.